1/7/2022 11:07 AM
Marilyn Burgess - District Clerk Harris County
Envelope No. 60600540
By: Ozuqui Quintanilla
Filed: 1/7/2022 11:07 AM

CAUSE NO. 2017-71934

ARGONAUT INSURANCE COMPANY,	)	**THE DISTRICT COURT**
	)	
Plaintiff,	)	
	)	
v.	)	
	)	**HARRIS COUNTY, TEXAS**
PETROLIA ENERGY CORPORATION	)	
	)	
Defendant.	)	
	)	**11th JUDICIAL DISTRICT**

RELEASE AND SATISFACTION OF JUDGMENT

Plaintiff/Judgment Creditor, Argonaut Insurance Company ("Argo"), acknowledges payment in full by Defendant/Judgment Debtor, Petrolia Energy Corporation ("Petrolia"), of the amount due upon the Final Judgment entered in this action on March 6, 2018. The Parties have entered into a Settlement Agreement and Mutual Release wherein Petrolia paid to Argo the sum of Fifteen Thousand and 00/100 ($15,000.00). Argo accepts this amount as full satisfaction of the Final Judgment, including all costs and interest. Argo hereby authorizes the Clerk of this Court to file this Release and Satisfaction of Judgment and to release the Final Judgment that was filed on March 6, 2018.

Notwithstanding the Release and Satisfaction of the Final Judgment, Argo reserves its remaining rights under the General Agreement of Indemnity executed by the Petrolia in favor of the Surety on or about October 4, 2016 (the "Indemnity Agreement"), and any documents, security interest, and other agreements relating thereto directly or indirectly, whether legal or equitable. These rights are hereby expressly preserved and are not waived, modified, altered, abridged, or in any way limited, and Argo hereby expressly reserves all its rights and remedies, whether legal or equitable, set forth in the Indemnity Agreement, which remains in full force and effect. The

Release and Satisfaction of the Final Judgment has no effect on Petrolia's obligations to discharge the remaining bonds issued by Argo and address, without loss to Argo, any other past, present, and future claims that may arise under the bonds or the Indemnity Agreement.

Respectfully submitted,

KREBS FARLEY & DRY, PLLC

By: */s/ Stephen L. Baker*
Stephen L. Baker
State Bar No. 24062599
Ryan D. Dry
State Bar No. 24050532
909 18th Street
Plano, TX 75074
972-737-2517 Telephone
972-737-2543 Facsimile
rdry@krebsfarley.com

ATTORNEYS FOR ARGONAUT INSURANCE COMPANY

CERTIFICATE OF SERVICE

The undersigned certifies that a true and correct copy of the above motion has been served upon Defendant at through its agent for service of process identified through the records of the Secretary of State via USPS and certified mail, return receipt requested, on this 7th day of January, 2022:

Petrolia Energy Corporation
Through its registered agent: Lee H. Lytton
710 N. Post Oak, Ste. 512
Houston, Texas 77024

/s/ Stephen L. Baker
Stephen L. Baker

Automated Certificate of eService

This automated certificate of service was created by the efiling system. The filer served this document via email generated by the efiling system on the date and to the persons listed below. The rules governing certificates of service have not changed. Filers must still provide a certificate of service that complies with all applicable rules.

Kendel Haley on behalf of Stephen Baker
Bar No. 24062599
khaley@kfplaw.com
Envelope ID: 60600540
Status as of 1/7/2022 11:16 AM CST

Case Contacts

Name	BarNumber	Email	TimestampSubmitted	Status
Ryan Dry		rdry@kfplaw.com	1/7/2022 11:07:05 AM	SENT
Stephen Baker		sbaker@krebsfarley.com	1/7/2022 11:07:05 AM	SENT
Kendel Haley		khaley@krebsfarley.com	1/7/2022 11:07:05 AM	SENT